RESTATED  SCHEDULE  A
     DATED  11-16-2001


The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between Exeter Fund, Inc. and Manning & Napier Investor Services, Inc.:


NAME  OF  SERIES
----------------

Small  Cap  Series
Maximum  Horizon  Series
Commodity  Series  (formerly  Energy  Series)
Technology  Series
Defensive  Series
High  Yield  Bond  Series  (formerly  Financial  Services  Series)
International  Series
Tax  Managed  Series
Life  Sciences  Series
Global  Fixed  Income  Series
Blended  Asset  Series  I
Blended  Asset  Series  II
New  York  Tax  Exempt  Series
Ohio  Tax  Exempt  Series
Diversified  Tax  Exempt  Series
World  Opportunities  Series
PureMark  Series     (formerly  Socially  Responsible  Series)